Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30024, 333-34810, 333-39456, 333-108065, 333-133870, 333-133871, 333-171037, 333-173889) and Form S-4 (Nos. 333-131541, 333-174950) of EarthLink, Inc. and in the related Prospectuses of our reports dated February 20, 2013 (except for Note 19, as to which the date is July 10, 2013), with respect to the consolidated financial statements of EarthLink, Inc. and the effectiveness of internal control over financial reporting of EarthLink, Inc. included in this Current Report (Form 8-K) dated July 10, 2013.

/s/ Ernst & Young LLP

Atlanta, Georgia
July 10, 2013